Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports First Quarter Results

April 28, 2008. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), announced the results of operations for the three months ended March 31, 2008. The Company’s net income for the three months ended March 31, 2008 was $188,000 with earnings per share of $0.03, compared to $555,000 with earnings per share of $0.08 for the same period in 2007. The decrease in net income for the 2008 quarter is primarily due to an increase in salaries and employee benefits expense relating to expenses associated with the 2007 Equity Incentive Plan, the narrowing of the net interest margin and a decrease in the sales of securities available-for-sale.

The Company’s assets increased by $17.8 million, or 3.8%, to $481.3 million at March 31, 2008 from $463.5 million at December 31, 2007, primarily as a result of an increase in federal funds sold of $7.6 million, loans of $5.5 million as well as securities held-to-maturity of $2.2 million. The asset growth was funded by an increase in advances from the Federal Home Loan Bank of $9.3 million, an increase in deposits of $7.1 million as well as an increase in securities sold under agreements to repurchase of $5.2 million. Net loans increased to $385.4 million at March 31, 2008 from $379.9 million at December 31, 2007, with one-to-four family real estate loans increasing $3.2 million, or 2.0% and commercial loans increasing $1.6 million, or 3.5%.

Financial highlights include:

•

The investment portfolio increased by $1.7 million, or 4.7%, to $36.8 million as of March 31, 2008 compared to $35.2 million at December 31, 2007, primarily due to purchases of held-to-maturity securities.

•

Total deposits were $332.1 million at March 31, 2008 compared to $325.0 million at December 31, 2007, an increase of $7.1 million or 2.2%. During the period demand deposits increased by $8.3 million, or 30.4%, and money market deposits increased by $2.6 million, or 7.2%. There increases were partially offset by a decrease in certificates of deposit accounts of $4.0 million, or 2.0%. The growth in deposits was a result of successful business development efforts.

•

The provision for loan losses was $10,000 for the three months ended March 31, 2008 compared to $101,000 for the same period in 2007. The decrease in the provision for loan losses during the period was due in part to the decrease in construction loans and higher asset quality.

•

During the quarter ended March 31, 2008, the net interest margin decreased to 3.20%, as compared to 3.37% for the first quarter of 2007. The decrease of 17 basis points was primarily due to a decrease in the yield on assets of 21 basis points resulting from the decreasing rate environment, while the cost of funds only decreased 4 basis points.

•

Non-interest income was $553,000 for the quarter ended March 31, 2008 compared to $723,000 for the quarter ended March 31, 2007. The decrease during the period was primarily attributable to a decrease in the gain on sale of available-for-sale securities of $281,000. The decrease was partially offset by an increase in service charges, fees and commissions of $115,000. The increase in income from service charges, fees and commissions for the period was related to increased deposit account transactions.

•

Non-interest expense for the three months ended March 31, 2008 was $3.7 million compared to $3.3 million for the same period in 2007. The increase of $407,000 was primarily due to the increase in salaries and employee benefit expense of $402,000 attributable to increased benefit costs associated with the Bank’s Employee Stock Ownership Plan and the Company’s Equity Incentive Plan.

•

Total stockholders’ equity at March 31, 2008 was $100.5 million, a decrease of $3.8 million, or 3.6% from December 31, 2007, resulting mainly from the purchase of 316,968 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $4.1 million, partially offset by net income for the period. The Company’s book value per share increased 10 basis points to 14.42 at March 31, 2008 compared to 14.32 at December 31, 2007.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its six branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	March 31,	December 31,
	2008	2007
Assets

Cash and due from banks	$6,827	$5,226
Short-term investments	10,163	9,229
Federal funds sold	16,706	9,066

Total cash and cash equivalents	33,696	23,521

Securities available-for-sale, at fair value	7,330	7,864
Securities held-to-maturity, at cost (fair value $29,498 and $27,069 at March 31, 2008 and December 31, 2007, respectively)	29,512	27,324
Federal Home Loan Bank stock, at cost	1,942	1,583
Loans, net of allowance for loan losses ($3,073 at March 31, 2008 and $3,076 at December 31, 2007)	385,400	379,868
Cash surrender value of life insurance	11,793	11,675
Premises and equipment, net	7,179	7,033
Accrued interest and dividend receivable	1,571	1,752
Deferred income tax asset	2,055	1,911
Other assets	813	925

Total assets	$481,291	$463,456

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$35,432	$27,167
Interest-bearing	296,680	297,804

Total deposits	332,112	324,971

Securities sold under agreements to repurchase	19,351	14,179
Advances from Federal Home Loan Bank	27,098	17,774
Mortgagors’ escrow accounts	1,435	1,103
Accrued expenses and other liabilities	796	1,130

Total liabilities	380,792	359,157

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at March 31, 2008 and December 31, 2007)	72,479	72,479
Treasury stock, at cost (471,968 shares at March 31, 2008 and 155,000 at December 31, 2007)	(6,226)	(2,108)
Additional paid-in-capital	692	573
Unearned compensation (Management Reward Program)	(3,736)	(3,940)
Unearned compensation (Employee Stock Ownership Plan)	(5,282)	(5,356)
Retained earnings	42,605	42,417
Accumulated other comprehensive income (loss)	(33)	234

Total stockholders’ equity	100,499	104,299

Total liabilities and stockholders’ equity	$481,291	$463,456

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Interest and dividend income:
Loans, including fees	$5,868	$5,727
Interest and dividends on securities	316	460
Other interest-earning assets	138	188

Total interest and dividend income	6,322	6,375

Interest expense:
Deposits	2,647	2,628
Securities sold under agreements to repurchase	90	72
Other borrowed funds	159	147

Total interest expense	2,896	2,847

Net interest income	3,426	3,528
Provision for loan losses	10	101

Net interest income, after provision for loan losses	3,416	3,427

Non-interest income:
Service charges, fees and commissions	544	429
Loan sales and servicing	(6)	(2)
Net gain on sales of securities available-for-sale	15	296

Total non-interest income	553	723

Non-interest expenses:
Salaries and employee benefits	2,221	1,819
Occupancy expenses	289	291
Furniture and equipment	233	229
Data processing	205	183
Stationery, supplies and postage	97	93
Other non-interest expense	652	675

Total non-interest expenses	3,697	3,290

Income before income taxes	272	860
Income tax expense	84	305

Net income	$188	$555

Earnings per share:
Basic	$0.03	$0.08
Diluted	$0.03	$0.08

Weighted average shares outstanding:
Basic	6,317,296	6,881,194
Diluted	6,330,306	6,881,194

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Performance Ratios:

Return on Average Assets	0.16%	0.50%
Return on Average Equity	0.73%	2.06%
Interest Rate Spread	2.36%	2.50%
Net Interest Margin	3.20%	3.37%
Non-Interest Expense to Average Assets	3.22%	2.94%
Efficiency Ratio	92.91%	77.39%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	131.49%	132.17%
Average Equity to Average Assets	22.38%	24.07%

	At March 31,	At December 31,
	2008	2007
Asset Quality Ratios:

Allowance for loan losses as a percent of total loans	0.79%	0.80%
Allowance for loan losses as a percent of total nonperforming loans	225.96%	303.35%
Net charge-offs to average outstanding loans during the period	0.01%	0.01%
Nonperforming loans as a percent of total loans	0.35%	0.27%

Other Data:

Number of Offices	7	7